Exhibit 3.2

VENETIAN-1 ACQUISITION CORP.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Venetian-1 Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The present name of the corporation is Venetian-1 Acquisition Corp. The date of the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware was September 24, 2021.

2.	This Amended and Restated Certificate of Incorporation (as may be amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Amended and Restated Certificate of Incorporation”), which restates, integrates and further amends the Original Certificate of Incorporation, has been duly adopted by Venetian-1 Acquisition Corp. in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”), and has been adopted by the requisite approval of the stockholders of Venetian-1 Acquisition Corp.

3.	This Amended and Restated Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of November 1, 2024, by and among Venetian-1 Acquisition, Corp. Lomond Acquisition Corp. and Lomond Therapeutics, Inc.

4.	The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

First: The name of the corporation is Lomond Therapeutics Holdings, Inc. (hereinafter called the “Corporation”).

Second: The address of the corporation’s registered office in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent, 19901. The name of the corporation’s registered agent at such address is Incorporating Services, Ltd.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

Fourth: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 310,000,000 shares, consisting of (i) 300,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Subject to the special rights of holders of any outstanding series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A. Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1. Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise provided by law or by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the holders of outstanding shares of Common Stock shall have one vote for each share of Common Stock held of record by such holder as of the applicable record date on any matter that is properly submitted to the stockholders of the Corporation, including the election or removal of directors. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3. Dividends. Subject to the special rights of holders of any outstanding series of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4. Liquidation. Subject to the special rights of holders of any outstanding series of Preferred Stock, holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation, conversion or merger of the Corporation with or into any other person or a sale, lease, exclusive license, exchange, conveyance or other disposition of all or a part of its assets.

B. Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (any such certificate, a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the relevant Preferred Stock Designation or in this Amended and Restated Certificate of Incorporation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates on which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or upon the occurrence of any other event;

(h) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance or reissuance of shares of the same series or any other class or series;

(j) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Fifth: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by this Amended and Restated Certificate of Incorporation or the DGCL.

B. Number of Directors; Election of Directors. Subject to the special rights of holders of any outstanding series of Preferred Stock to elect directors, the number of directors of the Corporation as of the date of this Amended and Restated Certificate of Incorporation shall be four and, thereafter, shall exclusively be fixed from time to time by resolution of the majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” means the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. There shall be no cumulative voting in the election of directors.

C. Classes of Directors. Subject to the special rights of holders of any outstanding series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the Whole Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

D. Terms of Office. Subject to the special rights of holders of any outstanding series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of such director’s successor and be subject to such director’s earlier death, disqualification, resignation or removal.

E. Newly Created Directorships and Vacancies. Subject to the special rights of holders of any outstanding series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any increase or decrease in the number of directors shall be apportioned among the classes of the Board so as to maintain the number of directors in each class as nearly equal as possible. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class to which such director shall have been appointed or assigned, and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation or removal.

F. Preferred Directors. During any period when the holders of any outstanding series of Preferred Stock have the special right to elect additional directors, upon commencement and for the duration of such period during which such right continues: (i) the number of directors comprising the Whole Board shall automatically be increased by such specified number of additional directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation); and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to the Preferred Stock Designation establishing such series of Preferred Stock, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by this Amended and Restated Certificate of Incorporation, whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall automatically terminate, and any such director shall thereupon cease to be qualified as, and shall cease to be, a director, and the total number of directors comprising the Whole Board shall automatically be reduced accordingly.

G. Removal. Subject to the special rights of holders of any outstanding series of Preferred Stock, any director or the entire Board may be removed from office at any time, but only for cause (so long as the Board is classified) and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

H. Committees. Pursuant to the Amended and Restated Bylaws of the Corporation, as the same may be amended and restated from time to time (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

I. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Sixth: Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Seventh: To the fullest extent permitted by applicable law, as the same exists or as may hereafter be amended from time to time, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as the case may be. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer to the Corporation shall be automatically eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

Eighth: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification or advancement of expenses) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

Ninth: Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by consent in lieu of a meeting of stockholders.

Tenth: Except as otherwise required by law and subject to the terms of any series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Whole Board, the Chair of the Board or the Chief Executive Officer of the Corporation and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice for such meeting.

Eleventh: If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article ELEVENTH. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of any class or series of the outstanding shares of the capital stock of the Corporation required by law, by this Amended and Restated Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least 66 2∕3% in voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article TWELFTH, Article THIRTEENTH, and this sentence of this Amended and Restated Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Amended and Restated Certificate of Incorporation).

Twelfth: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Whole Board without any action on the part of the stockholders. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of any class or series of the outstanding shares of the capital stock of the Corporation required by law, by this Amended and Restated Certificate of Incorporation or by any Preferred Stock Designation, the stockholders may also amend, alter or repeal the Bylaws or adopt new bylaws by the affirmative vote of the holders of at least 66 2∕3% in voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereon.

Thirteenth:

A. Forum Selection.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery does not have jurisdiction, the state or federal courts in the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws, (4) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation governed by the internal affairs doctrine, or (5) any action as to which the DGCL confers jurisdiction on the Court of Chancery, except for any action asserted to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal jurisdiction.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

B. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

C. Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the applicable state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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IN WITNESS WHEREOF, VENETIAN-1 ACQUISITION CORP. has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer on this 1st day of November, 2024.

VENETIAN-1 ACQUISITION CORP.

By:	/S/ Iain Dukes
Name:	Iain Dukes
Title:	Chief Executive Officer